Exhibit 4.2

M17 Entertainment Limited - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number of Shares

Share capital US$50,000 divided into 500,000,000 shares comprising of

(i) 460,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and

(ii) 40,000,000 Class B Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on

DIRECTOR